Exhibit 4.14

Power of Attorney

I, Li Bin, a citizen of the People’s Republic of China (“China”) Identification Card No.:                 , and a holder of 80% of the entire registered capital in Beijing Bitauto Information Technology Company Limited (“My Shareholding”), hereby irrevocably authorize Beijing Bitauto Internet Information Company Limited (the “WFOE”) to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

The WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) attend shareholders’ meetings of Beijing Bitauto Information Technology Company Limited (“Bitauto Information”); 2) exercise all the shareholder’s rights and shareholder’s voting rights I am entitled to under the laws of China and Bitauto Information’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself the legal representative (chairperson), the director, supervisor, the chief executive officer and other senior management members of Bitauto Information.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I am a party.

All the actions associated with My Shareholding conducted by the WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by the ‘WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as I am a shareholder of Bitauto Information.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to the WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

Li Bin

By:	/s/ Li Bin

March 9, 2006

Witness:	[Signature]

Name:

March 9, 2006

Schedule A

The following schedule sets forth all other similar power of attorney executed by the shareholders of each of the registrant’s special purpose entities and the material differences between such power of attorney and this exhibit.

SPE	Executing Party	Execution Date	Equity Interest Ownership
Beijing Bitauto Information Technology Company Limited	Qu Weihai	No difference	Qu Weihai holds 20% of the equity interest in Beijing Bitauto Information Technology Company Limited.

Beijing C&I Advertising Company Limited	Li Bin	No difference	Li Bin holds 80% of the equity interest in Beijing C&I Advertising Company Limited.

Beijing C&I Advertising Company Limited	Qu Weihai	No difference	Qu Weihai holds 20% of the equity interest in Beijing C&I Advertising Company Limited.

Beijing Easy Auto Media Company Limited	Guang Chen	April 30, 2010	Guang Chen holds 16% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Jinsong Zhu	April 30, 2010	Jinsong Zhu holds 16% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Shengde Wang	April 30, 2010	Shengde Wang holds 16% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Rong Xiao	April 30, 2010	Rong Xiao holds 16% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Aiping Xu	April 30, 2010	Aiping Xu holds 16% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Xiaodong Hu	April 30, 2010	Xiaodong Hu holds 8% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Xiangyu Chen	April 30, 2010	Xiangyu Chen holds 6% of the equity interest in Beijing Easy Auto Media Company Limited.

Beijing Easy Auto Media Company Limited	Jun Xia	April 30, 2010	Jun Xia holds 6% of the equity interest in Beijing Easy Auto Media Company Limited.